EXHIBIT 99.1


          CONTACT:  JOSEPH R. VIDAL
                    AIR & WATER TECHNOLOGIES CORPORATION
                    (908) 685-4600


                                               FOR IMMEDIATE RELEASE


                     AIR & WATER TECHNOLOGIES CORPORATION
                      ANNOUNCES SENIOR MANAGEMENT CHANGE

          Branchburg, New Jersey -- October 27, 1997 -- Air & Water Technologies Corporation (AMEX: AWT) announced that, effective immediately, the Board of directors has appointed board member William Kriegel as Chairman of the Board and has appointed Thierry Malet as President and Chief Executive Officer. Robert B. Sheh previously held these positions.

          Mr. Kriegel, has been a Director of AWT since 1994. Since December 1996, he has served as Chairman and Chief Executive Officer of Anjou International Company, the United States holding company subsidiary of Compagnie Generale des Eaux (CGE). Mr. Kriegel is also Chairman, President and Chief Executive Officer of Sithe Energies, Inc. and all of its subsidiaries.

          Mr. Kriegel said, "These management changes confirm CGE's renewed commitment to AWT and to the expansion of its business in North America in light of our previously announced plan for recapitalizing AWT. Mr. Malet has considerable experience in the water and wastewater management industry on a worldwide basis. His personal capabilities and knowledge of CGE's water business and resources will be brought to bear in focusing AWT on its core businesses."

          Prior to his appointment, Mr. Malet served as Chief
          Executive Officer of CGE's water and wastewater activities in Spain. CGE, which holds approximately 50% of the voting power of AWT, is one of the largest private companies in France.

          Air & Water Technologies Corporation, through its subsidiary Professional Services Group (PSG), a leader in the growing wastewater privatization market, provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems. Metcalf & Eddy specializes in engineering, design and construction of water and wastewater facilities and the remediation of contaminated soil, and subsidiary Research-Cottrell, Inc. offers services and technologies for controlling air pollution.